AMENDED AND RESTATED DIVIDEND REINVESTMENT
              AND STOCK PURCHASE AGENCY AGREEMENT


     This is an Amended and Restated Dividend Reinvestment and Stock Purchase Agency Agreement (the "Agreement") dated as of January 1, 1995, between Delta Natural Gas Company, Inc., a Kentucky corporation, hereinafter referred to as "Company", and Liberty National Bank and Trust Company of Kentucky, a national banking association, hereinafter referred to as "Liberty". This Agreement amends and restates the DIVIDEND REINVESTMENT AND STOCK PURCHASE AGENCY AGREEMENT of September 28, 1989 between the Company and Liberty.

                            Recitals

     A. Company has an Amended and Restated Dividend Reinvestment and Stock Purchase Plan in effect for the benefit of its stockholders (hereinafter referred to as the "Plan", a copy of which is attached hereto as Exhibit A and incorporated herein by reference), which provides that such stockholders may utilize the dividends paid on their shares of Company common stock (with such contributions which they may desire to make to the extent permitted by the Plan) for the purchase of common stock of the Company and that stockholders may make additional purchases of stock through the Plan in an amount up to $50,000.00 per year. The Plan further provides that non-stockholders who are residents of Kentucky and have a Kentucky mailing address may also join the Plan.

     B. Liberty currently acts as Registrar and Transfer Agent for Company, and Company desires Liberty to act as Dividend Reinvestment and Stock Purchase Agent (the "Agent") for the purchase of shares of Company common stock for the benefit of all participants who shall be from time to time enrolled in the Plan.

      Therefore, in consideration of the mutual covenants, promises and conditions hereinafter set forth, Company and Liberty agree as follows:

     1.   Designation of Agency.

           Company hereby designates Liberty as its Agent for the purchase of the common stock of Company pursuant to the terms and conditions of the Plan, effective as of the date of this Agreement.

     2.   Responsibilities of Agent.

           Liberty agrees to act as Agent and in that capacity, pursuant to the terms and conditions of the Plan, to (a) purchase authorized but unissued Company common stock on behalf of participants in the Plan; (b) maintain records of the Plan participants accounts; and (c) perform other duties for Plan participants as outlined by the Plan.

     3.   Responsibilities of Company.

           (a) Company agrees to abide by the terms and conditions of the Plan and to provide Liberty a copy of the resolution of the Board of Directors of Company authorizing each dividend payment, certified by the Secretary of the Company. Company further agrees to furnish all information, authorizations and assistance reasonably necessary for Liberty's compliance with the terms of this Agreement, and to notify Liberty in writing of any suspension, termination or modification of the Plan thirty days prior to the effective date of such action taken.

           (b) From time to time as required, Company shall duly authorize sufficient shares of common stock of Company to permit the purchase by Liberty, on behalf of the Plan participants, of the shares of unissued authorized shares of common stock required to be purchased in accordance with the Plan.

           (c) Company shall furnish Liberty a sufficient supply of blank certificates for Company common stock, and from time to time shall renew such supply upon request. Such blank certificates shall be signed manually or by facsimile signatures of officers of the Company authorized to sign certificates, and if required by law, shall bear the corporate seal or facsimile thereof.

           (d) Company shall furnish Liberty an opinion of counsel for the Corporation addressed to Liberty as to (i) the validity of the issuance of all shares currently outstanding and all unissued shares provided to be issued, and (ii) compliance, in so far as required, with the provisions of the Securities Act of 1933, as amended, and all other regulatory statutes.

     4.   Agency Fees.

      Liberty shall be entitled to compensation for all services rendered in performance of its duties, which compensation Company agrees to promptly pay upon receipt of a statement therefor, in accordance with a Fee Schedule, a copy of which is attached hereto and incorporated by reference herein as Exhibit B. The Fee Schedule may be amended by Liberty from time to time upon giving 30 days prior written notice thereof to Company.

     5.   Representations and Warranties of Company.

     Company represents and warrants to Liberty as follows:

           (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

           (b) Company has complied with all governmental laws, regulations, orders, decrees and rules in adopting and implementing the Plan.

           (c) All action required by Company's organizational documents in order to enable Liberty to enter into this Agreement and perform its obligations hereunder have been taken by Company. The individual executing this Agreement on behalf of Company is President and Chief Executive Officer of Company and is authorized to execute this Agreement on Company's behalf. Upon execution and delivery by Glenn R. Jennings, President and Chief Executive Officer of Company, this Agreement shall constitute a binding obligation of Company, enforceable against Company in accordance with its terms.

     6.   Limitation of Liability.

           (a) Liberty may rely conclusively and act without further investigation upon any list, instruction, certification, authorization, stock certificate or other instrument or paper believed by it in good faith to be genuine and to have been signed, countersigned or executed by any duly authorized person or persons, or upon the instruction of any member or members of the Dividend Reinvestment Plan Committee of the Company, as designated from time to time by the Company, or upon advice of the Company's counsel. Liberty may record any distribution, purchase or transfer of certificates for shares of Company common stock which is believed by it in good faith to have been duly authorized, or Liberty may refuse to record any distribution, purchase or transfer of certificates for shares of Company common stock, if in good faith Liberty deems such refusal necessary in order to avoid any liability on the part of either the Company or itself. Company shall indemnify and hold harmless Liberty from and against any losses, costs (including attorneys' fees), claims and liability which Liberty may suffer or incur by reason of its reliance, recordation or refusal of recordation as permitted in this Paragraph 6(a).

          (b) In the event of any disagreement between the parties hereto or between any such party and any other person or entity claiming by, under or through the parties hereto resulting in claims and/or demands being made by the disputing parties, which in the reasonable judgment of Liberty are conflicting, Liberty shall be entitled reasonably to refuse to comply with any such claims and/or demands so long as such disagreement shall continue. Liberty may reasonably refuse to make delivery of any assets in its possession to any or all of the claimants, and Liberty shall not be or become liable to any claimant by reason of any reasonable failure or refusal to comply with such conflicting claims or demands or to delivery of any assets as demanded. Provided such conduct is reasonable, Liberty may continue to refuse or take any action, irrespective of the time which elapses during which such dispute continues, until either the rights of the disputing claimants have been duly adjudicated and Liberty shall have received a certified copy of a final judgment of a Court of apparent competent jurisdiction, or until the claimants shall have reached agreement on their differences, and shall have furnished to Liberty joint instructions. All actions taken by Liberty pursuant to any court order shall be conclusively presumed to be taken in good faith. Liberty shall be held harmless for any action taken pursuant to a court order, even if such order is appealable or, without the actual knowledge of Liberty, is or has been reversed, withdrawn or modified or is not effective for any other reason. In no event shall Liberty be required to file an interpleader or similar type of action, or to defend any action or legal proceeding filed against it, but it may do so in its sole discretion.

           (c) In the event that Liberty or Company shall be unable to perform its obligations under the terms of this Agreement due to any modification, amendment or change in any statute, law, decree, regulation, ordinance or governmental order not in existence or effect on the date of the execution of this Agreement, or any strike, work stoppage, equipment failure, Act of God or other cause beyond the party's control, the failure of the non-performing party to fulfill its obligations hereunder shall not constitute a default by the non-performing party, and there shall be no claims or rights of action against the non-performing party as a result thereof.

     7.   Term.

           (a) Unless terminated earlier in accordance with this Section, this Agreement shall remain in effect for a period of one year from the date of this Agreement. The term of this Agreement shall be automatically extended for an additional one-year period at the expiration of each successive year term unless either party gives written notice to the other at least 30 days prior to the expiration of the then current one-year term.

           (b) Either party may terminate this Agreement at any time without cause by providing the other party with written notice of its intent to terminate 30 days prior to such termination.

           (c) Immediately upon the occurrence of any of the following events, either party may terminate this Agreement by written notice to the other party, and such termination shall be effective upon that party's receipt of notice:

                 (i) Material breach by the other party of any of its obligations set forth in this Agreement; or

                (ii) The occurrence of changes in either Kentucky or federal rules, regulations or laws which have a material adverse impact on the benefits to either party of this contractual arrangement.

           (d) Upon termination of this Agreement by either party, and with or without cause, Liberty shall deliver to its successor or to Company its records as such Agent, and said delivery shall not constitute a waiver of any rights of Liberty in reference to indemnification for acts or with respect to services performed hereunder or the right of Liberty to fees or out-of-pocket expenses incurred, including attorneys' fees, prior to termination of this Agreement, which rights shall survive the termination of this Agreement by either party.

     8.   Miscellaneous.

           (a) This Agreement shall be binding upon and inure to the benefit of the parties with respect to the subject matter hereto and their successors and assigns.

           (b) This Agreement sets forth the full and complete understanding of the parties with respect to the subject matter hereof, and any other agreement with respect to the subject matter hereof, oral or written, is superseded by this Agreement. Any modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed by the party against whom enforcement is sought.

           (c) In the event any term or provision of this Agreement is found to be unenforceable or void, in whole or in part, as drafted, then the offending term or provision shall be construed as valid and enforceable to the maximum extend permitted by law, and the balance of the Agreement shall remain in full force and effect.

           (d) This Agreement is executed and delivered in the Commonwealth of Kentucky, and it shall be governed by, construed and administered in accordance with the laws of the Commonwealth of Kentucky.

          (e) Any notice required or permitted by this Agreement shall be in writing and shall be deemed given at the time it is hand-delivered or deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the party to whom it is to be given as follows:

          Company:  Delta Natural Gas Company, Inc.
                    Dividend Reinvestment Plan Committee
                    3617 Lexington Road
                    Winchester, KY  40391

          Liberty:  Liberty National Bank and Trust
                      Company of Kentucky
                    416 West Jefferson Street
                    Louisville, KY  40202
                    Attention:  Corporate Trust Operations


      IN WITNESS WHEREOF, the parties have executed two originals of this agreement as of the date set forth in the preamble, but actually on the dates set forth below.


                              DELTA NATURAL GAS COMPANY, INC.


                           By:____________________________________
                              Glenn R. Jennings, President and
                               Chief Executive Officer

                           Date:__________________________________

                              LIBERTY NATIONAL BANK AND TRUST
                                COMPANY OF KENTUCKY


                           By:____________________________________
                              Jaci L. Kitch, Vice President and
                               Division Manager Corporate Trust

                           Date:__________________________________

                                                        EXHIBIT A

                 AMENDED AND RESTATED DIVIDEND
              REINVESTMENT AND STOCK PURCHASE PLAN


Purpose

      The Plan offers participants a convenient method of investing all or part of their dividends in additional shares of the common stock of Delta
Natural Gas Company, Inc., (the "Company") and for making voluntary additional cash payments ("Optional Investment") of up to $50,000.00 in any calendar year to purchase additional shares of the Company's common stock, without payment of service charge or brokerage commission.

Eligibility

      Any holder of record of the Company's common stock ("Shareholder") is eligible to participate in the Plan.

      Persons not already shareholders of the Company who are residents of Kentucky and have a Kentucky mailing address ("Non-Shareholders") may participate in the Plan by making an initial investment ("Initial Investment") of at least $100.00.

      Beneficial owners of common stock whose shares are acquired or held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, must take appropriate steps to become a holder of record to qualify for Plan participation or, alternatively, if a Non-Shareholder, may join the Plan in their own name by making an Initial Investment.

Administration

      The Plan is administered by the Dividend Reinvestment Plan Committee (the "Committee") which is appointed by the Board of Directors of the Company. The Committee determines the rights of participants in accordance with the Plan. It may adopt such rules and regulations as it deems appropriate to promote the objectives of the Plan.

     ALL REQUESTS FOR INFORMATION REGARDING THE PLAN SHOULD
     BE ADDRESSED TO:

          DELTA NATURAL GAS COMPANY, INC.
          Dividend Reinvestment Plan Committee
          3617 Lexington Road
          Winchester, KY  40391

      The Dividend Reinvestment and Stock Purchase Agent under the Plan is Liberty National Bank and Trust Company of Kentucky, Louisville, Kentucky (the "Agent"). The Agent is responsible for investing participants' funds and keeping continuous records of participants' accounts. The Agent will send the participants statements of accounts at least quarterly and perform other duties for Plan participants as needed.

     All written notices concerning the Plan should be mailed to the Agent at the following address:

          LIBERTY NATIONAL BANK AND TRUST COMPANY OF KENTUCKY
          416 West Jefferson Street
          Louisville, KY  40202

          Attention:  Corporate Trust Operations

Participation

      In order to participate, a Shareholder must complete an Authorization Form, provided by the Company, and deliver it to:

          LIBERTY NATIONAL BANK AND TRUST COMPANY OF KENTUCKY
          416 West Jefferson Street
          Louisville, KY  40202

          Attention:  Corporate Trust Operations

      Any Non-Shareholder may participate in the Plan by similarly completing and delivering the Authorization Form together with a minimum Initial Investment of $100.00. The maximum Initial Investment shall be $50,000.00.

     Authorization Forms may be obtained from the Company on request.

      The Authorization Form provides for the reinvestment of dividends through the following investment options:

          (1) Full Dividend Reinvestment - directs the Company to reinvest in accordance with the Plan all cash dividends on all shares of the Company's common stock then or subsequently registered in the participant's name;

          (2) Percentage Dividend Reinvestment - directs the Company to reinvest in accordance with the Plan a percentage, specified by the participant, of all cash dividends on all shares of the Company's common stock then or subsequently registered in the participant's name. The remainder of all such cash dividends, after the percentage specified by the participant to be
          reinvested  is  deducted,  will  be  sent  directly   to   the
          participant; or

          (3) Fixed Amount Dividend Reinvestment - directs the Company to reinvest a precise dollar amount in each dividend period for any cash dividend on all shares of the Company's common stock then or subsequently registered in the participant's name. In each dividend period cash dividends on all shares of the Company's common stock which are registered to the participant, up to the dollar amount specified by the participant for that dividend period, will be reinvested according to the terms and conditions of this Plan. Any excess of the cash dividend over the amount which the participant has directed to be reinvested will be sent directly to the participant. If the cash dividend on all shares of the Company's common stock which are registered to a participant when a cash dividend is declared is less than the dollar amount which the participant has directed be reinvested in that dividend period, the entire cash dividend on all shares of the Company's common stock which are then registered to a participant will be reinvested.

      A participant in the Plan may change investment options by completing a new Authorization Form and returning it to the Agent.

      At any time a participant may make Optional Investments to their Plan account in a minimum amount of $25.00 per payment, or in whole dollar increments up to a maximum of $50,000.00 in any calendar year. In computing the maximum amount of Optional Investments, the Initial Investment by any participant shall be considered part of the participant's Optional Investments for the calendar year in which such Initial Investment is made. The amount of Optional Investment payments need not be the same, and there is no obligation to make Optional Investment payments.

      Shareholders may join the Plan at any time, subject to the following. If the Authorization Form is received by the Agent on or before the record date for the payment of the next dividend (approximately 15 days in advance of the payment date), that dividend will be invested in additional shares of common stock for the applicant's Plan account. If the Authorization Form is received in the period between any dividend record date and payment date, that dividend will be paid in cash, and the Shareholder's initial dividend reinvestment will be delayed until the following dividend.

      Non-Shareholders may also join the Plan at any time, subject to the following. Any Initial Investment received by the Agent less than five days prior to the "Pricing Date" in any month shall not be invested by the Agent until the Pricing Date in the next month. In any month in which the Company pays dividends, the Pricing Date for that month shall be the day such dividends are paid. In all other months, the Pricing Date shall be the fifteenth (15th) day of the month, or if that day is not a business day, the following business day shall be the Pricing Date.

      Payments of Initial Investments and Optional Investments may be made by completing an Authorization Form, and forwarding it to the Agent together with a check or money order made payable to Liberty National Bank and Trust Company of Kentucky. The entire amount of such payments will be invested by the Agent in accordance with the Plan in full and fractional shares to four decimal places. Such shares will be placed in the participant's Plan account and administered in accordance with the terms and conditions of this Plan.

      Any payment received which is less than the required minimum payment ($100.00 in the case of an Initial Investment and $25.00 in the case of an Optional Investment) or results in a total of Initial Investments and Optional Investments in excess of $50,000.00 per calendar year will be promptly returned to the participant.

      On written request, a participant may receive the return of any Initial Investment or Optional Investment cash payment if the request is received by the Agent no less than forty-eight (48) hours before such payment is to be invested.


Purchasing Shares

      There are no brokerage fees charged on any Initial Investment, dividend reinvestment or Optional Investment, because shares are purchased from the Company. All costs of administration of the Plan are paid by the Company.

      Shares purchased under the Plan will come from the authorized but unissued shares of Company common stock. Shares will not be purchased in the open market.

      Cash dividends for which dividend reinvestment is authorized are automatically invested by the Agent in common stock of the Company on the dividend payment date. That date is the "Pricing Date" for shares purchased with reinvestment dividends.

      Initial Investment and Optional Investment cash payments are invested monthly to purchase shares of the Company's common stock. In each month in which a cash dividend is paid in the Company's common stock, Initial Investment and Optional Investment cash payments are invested as of the dividend payment date. In each other month, Initial Investment and Optional Investment cash payments are invested as of the fifteenth (15th) day of the month or, if that day is not a business day, on the following business day. Such date of investment is the "Pricing Date" for shares purchased with Initial Investment and Optional Investment cash payments. Notwithstanding the foregoing, any cash payments received in any month by the Agent as Initial Investments or Optional Investments less than five business days prior to or after the Pricing Date of that month shall be invested on the Pricing Date in the next following month.

      NO INTEREST IS PAID ON INITIAL INVESTMENT AND OPTIONAL INVESTMENT CASH PAYMENTS RECEIVED AND HELD PENDING INVESTMENT. ACCORDINGLY, IT IS IN THE BEST INTEREST OF PARTICIPANTS TO DEFER INITIAL INVESTMENT AND OPTIONAL INVESTMENT CASH PAYMENTS UNTIL SHORTLY BEFORE THE INVESTMENT DATE.

      Notwithstanding this investment schedule, shares purchased under the Plan may, for administrative purposes, be issued on or as of a date up to one week after the related Pricing Date.

      The price of common stock purchased under this Plan will be the average of the final transaction price of the Company's common stock as reported on the National Association of Securities Dealers Automated Quotation System (NASDAQ) National Market System during the period of five (5) trading days ending on the Pricing Date (or the five [5] days immediately preceding the Pricing Date, if the market is closed on the Pricing Date), except that shares will not be issued for less than their par value of one dollar ($1.00) per share.

      The number of shares of the Company's common stock purchased by participants depends on the amount of cash dividends and Initial Investment and Optional Investment cash payments available for investment and the price of the shares. Each participant's account is credited with that number of shares, including fractions computed to four decimal places, equal to the total amount invested by the participant divided by the purchase price.

      All shares purchased through the Plan on behalf of a participant, whether purchased pursuant to Initial Investment, dividend reinvestment or Optional Investment, will be held by the Agent in a participant's Plan account until certificates are issued. The number of shares credited to a participant's account under the Plan is shown on the participant's statement of account.

      Upon written request by a participant, certificates for shares of Company's common stock purchased under the Plan and held by the Agent in the participant's account will be issued to the participant. Certificates for fractional shares will not be issued, however, and any fractional shares held in Plan accounts will remain in the Plan account unless a participant requests in writing that he or she receive the cash value of any such fractional share. The issuance of certificates does not affect the participant's continuation in the Plan in any way.

      Shares credited to the account of a participant under the Plan may not be assigned or pledged as collateral. A participant who wishes to pledge these shares must request that certificates for the shares be issued in the participant's name.

      Each account in the Plan will be maintained in the same manner as the Company's shareholder account at the time the participant entered the Plan. Consequently, certificates for full shares will be similarly registered when issued.

      Upon written request by a participant to the Company or Agent, all or any portion of the shares held in the participant's Plan account will be transferred, as directed, to the Plan account of any other person. Prior to completing such transfer, the Agent may request reasonable accompanying documentation necessary to satisfy all state and federal laws and facilitate the orderly and efficient transfer of such shares.

     Upon written request and submission of appropriate documents, including, where applicable, stock powers, certificates issued with respect to shares held in the Plan can also be registered in names other than that of the participant subject to compliance with any applicable laws and the payment by the participant of any applicable taxes.

Statements

      As soon as practicable after each calendar quarter, a statement will be mailed to the participants advising them of their investment. These statements are the participants' continuing record of cost information and should be retained for tax purposes.

      The fair market value of such shares may differ from the price at which the participant purchased the shares pursuant to the Plan.

      Each new participant will receive any amendments or supplements to the Plan, quarterly and annual reports, proxy statements and tax notices covering both directly held and Plan shares. However, participants will not receive duplicate mailings where the same materials are furnished as a result of their direct ownership of shares.

Dividends, Stock Splits and Rights Offerings

     The Company pays dividends, as declared, to the record holders of all of its common stock. Shares purchased under the Plan will participate equally with other shares of common stock in all cash dividends, stock dividends, and stock splits declared after the date of purchase.

     Cash dividends declared on shares held in Plan accounts are added to all other cash dividends declared on all common stock registered in a participant's name and are administered in accordance with the directions contained in the participant's Authorization Form.

      Any stock dividends or splits on shares purchased under the Plan for which certificates have not been issued to the participant will be credited to the participant's Plan account and administered in accordance with the directions contained in the participant's Authorization Form.

     Participants receive cash and stock dividends on fractions of shares, as well as whole shares, purchased under the Plan.

      Stock dividends and splits declared on shares held in participants' names individually will be issued directly to the participants individually on the payment date.

      In the event the Company makes a rights offering of any of its securities to shareholders of common stock, the Agent will promptly sell on the open market the rights attributable to all of the shares held in participants' Plan accounts. The Agent will then credit each participant's Plan account with his or her proportionate share of the proceeds of that sale, and those proceeds will be invested as Optional Investments on the next Pricing Date. All participants will be notified by the Company of any such rights offering. Therefore, any participant who wishes to exercise his or her rights will be required to instruct the Agent to withdraw that participant's Plan shares from the Plan prior to the record date for the rights distribution.

Voting

     All shares owned by a participant may be voted by the participant in the same manner as shareholders not participating in the Plan.

Termination of the Plan or Participation in the Plan

      A participant can terminate participation in the Plan at any time by written notice to:

          LIBERTY NATIONAL BANK AND TRUST COMPANY OF KENTUCKY
          416 West Jefferson Street
          Louisville, KY  40202

          Attention:  Corporate Trust Operations

      Such notice is effective on the date it is received by the Agent. Such notice, however, must be received by the Agent at least 15 days prior to a dividend record date in order to make the termination effective on that dividend record date. If notice to terminate is received by the Agent less than 15 days prior to a dividend record date, that dividend is reinvested according to the terms of the Plan and the termination notice takes effect immediately after the payment date of that dividend. All subsequent dividends are paid directly to the shareholder unless the shareholder re-enrolls in the Plan.

      Upon such termination, the participant will receive (a) cash equal to the value of any fractional share held in the participant's Plan account; and
(b) a certificate for all full shares held in the participant's account.

      When participants own no common stock of the Company other than fractional shares in their Plan accounts, the Company is authorized to terminate such participation in the Plan and send cash equal to the value of fractional shares, as outlined above.

      Generally, one may again become a participant in the Plan at any time. However, the Company reserves the right to reject any Authorization Form from a previous participant on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

      The Company in its absolute discretion may terminate the Plan at any time upon 30 days notice to participants. Upon such termination, participants will receive a certificate for all full shares held in their Plan account and cash equal to the value of any fractional shares held in their Plan account.

Tax Consequences and SEC Reporting

      Neither the Company nor the Agent shall be responsible for the listing of any securities purchased under this Plan or in their possession for the purposes of ad valorem taxes or for compliance with the rules or regulations of the Securities and Exchange Commission (the "SEC"). The preparation and payment of all taxes and all SEC reporting requirements remain the sole responsibility of the participant.

      Since each participant's tax consequences may be different, the participant is advised to consult with the participant's own tax advisors.


Other Information

      The Company reserves the right to make modifications to the Plan.   Any
modification will be announced to participating shareholders at least  thirty
(30) days prior to its effective date.

      The participant bears the risk of loss and the benefits of gain from market price changes with respect to all shares. The Company cannot guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

      In performing its duties under the Plan, the Company is not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon the participant's death, the prices or timing at which shares are purchased under the Plan or fluctuations in market value of shares.

      The Company reserves the right to interpret and regulate the Plan as deemed desirable or necessary in connection with its operation.


EXHIBIT B


                   LIBERTY NATIONAL BANK AND TRUST COMPANY

                STOCK TRANSFER AND DIVIDEND REINVESTMENT PLAN
                              SCHEDULE OF FEES


Common Stockholders (Maintenance)

          1000           Shareholder Accounts @ $7.00 each
          Above 1000     Shareholder Accounts @ $5.00 each

Reinvestment Services (Statements)

     @ $5.00 each
     Ordered Drip Statements @ Cost

Transfer Activity (Re-Registration

          Certificates issued @ $1.00 each
          Certificates cancelled/destroyed @ $1.00 each

Out-Of-Pocket Expenses

          Dividend Checks Issued

               Checks @ $100.00 per 1,000

               Stock Certificates Issued @ $1.00 each
                    Cash-In-Lien @ $.10

          Proxies

               Proxies @ $1.50 each
               Proxy Participant Listing @ $20.00
               Customize Programming For Proxy Labels @ $115.00